Exhibit 99.1

Corrected Transcript

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022

CORPORATE PARTICIPANTS

Patrick Hamer
Vice President-Capital Markets and Investor Relations, ChargePoint Holdings, Inc.
Pasquale Romano
President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.

Rex S. Jackson
Chief Financial Officer, ChargePoint Holdings, Inc.

OTHER PARTICIPANTS

Shreyas Patil
Analyst, Wolfe Research LLC
Colin Rusch
Analyst, Oppenheimer & Co., Inc.
James West
Analyst, Evercore ISI
William R. Peterson
Analyst, JPMorgan Securities LLC
Mark Delaney
Analyst, Goldman Sachs & Co. LLC
Matt J. Summerville
Analyst, D.A. Davidson & Co.
Ryan Greenwald
Analyst, BofA Securities, Inc.

Craig Irwin
Analyst, ROTH Capital Partners LLC
Stephen Gengaro
Analyst, Stifel, Nicolaus & Co., Inc.
Steven Fox
Founder & Chief Executive Officer, Fox Advisors LLC
David L. Kelley
Analyst, Jefferies LLC
Vikram Bagri
Analyst, Needham & Co. LLC
Kashy Harrison
Analyst, Piper Sandler & Co.

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, good afternoon. My name is Abbey, and I'll be your conference operator for today's call. At this time, I would like to welcome everyone to the ChargePoint Fourth Quarter Fiscal 2022 Earnings Conference Call and Webcast. All participants' lines have been placed in listen-only mode to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. And I would now like to turn the call over to Patrick Hamer, ChargePoint's Vice President of Capital Markets and Investor Relations.

Patrick, please go ahead.

Patrick Hamer Vice President-Capital Markets and Investor Relations, ChargePoint Holdings, Inc.
Good afternoon, and thank you for joining us on today's conference call to discuss ChargePoint's fourth quarter and full fiscal year 2022. This call is being broadcast over the web and can be accessed on the Investors section of our website at investors.chargepoint.com. With me on today's call are Pasquale Romano, our Chief Executive Officer; and Rex Jackson, our Chief Financial Officer. This afternoon, we issued our press release announcing results from the fourth quarter and full fiscal 2022 ended January 31, 2022 which can be found on our website.

We'd like to remind you that during the conference call, management will be making forward-looking statements including our fiscal first quarter and full fiscal year 2023 outlook and our expected investment and growth initiatives. These forward-looking statements involve risks and uncertainties, many of which are beyond our control and could cause actual results to differ materially from our expectations. These forward-looking statements apply as of today and we undertake no obligation to update these statements after the call.

For a more detailed description of certain factors that could cause actual results to differ, please refer to our Form 10-Q filed with the SEC on December 15, 2021 and our earnings release posted today on our website and filed with the SEC on Form 8-K. Also, please note that we use certain non-GAAP financial measures on this call, which we reconcile to GAAP and our earnings release and for historical periods in the investor presentation posted on the Investors website – Investors section of our website. And finally, we'll be posting the transcript of our call to our Investor Relations website under the Quarterly Results section.

And with that, I'll turn it over to Pasquale.

Pasquale Romano President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.
Thank you, Pat, and thank you all for joining us today. In my remarks, I'll provide an overview of our execution against our Q4 plan and some highlights from the full year that just closed, an update on our technology and business infrastructure and some commentary on how we see this year unfolding. And after that, I'll turn it over to Rex Jackson, our CFO, for a more detailed review of the quarter and the year that just closed and guidance for Q1 and the full year ahead.

The mission of ChargePoint has never been more important and our opportunity has never been greater. And this marks our first full year operating as a public company, and it was a remarkable year on many fronts. The investments we made over nearly 15 years set us up to capture the demand we are seeing today across

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022
commercial fleet and residential verticals in both North America and Europe. And these results further cement ChargePoint as the equivalent of an index for the electrification mobility.

Our strong performance and record revenue throughout the year was fueled by growth in charging demand from accelerated EV adoption. EV volumes in North America and Europe were up over 70% in 2021 conservatively. In fact, all our verticals, commercial fleet and residential were strong. We began the year with revenue guidance of $195 million to $205 million, and repeatedly raised guidance ending the year with over $242 million in revenue, a number that could have been higher if it weren't for supply chain constraints.

In the challenging supply chain environment of 2021, we chose to optimize for customer acquisition leading us to prioritize assurance of supply rather than short-term gross margin preservation. And this had an impact of 3 percentage points of gross margin for the year and 4 percentage points for the quarter. Given that every commercial and fleet port we sell has attached recurring software subscription revenue in nearly every customer account represents a significant land-and-expand opportunity, this decision should have long-term positive implications for our revenue and our gross margin.

Now, let's talk about the product portfolio and infrastructure required to scale. We continue to invest heavily in our cloud-based software solution, and our software is designed to support the use cases wherever a driver need to charge and that includes residential, commercial and fleet settings. Our software also covers linkages between those settings. I'll give you an example. Let's say a customer has primarily depot-based charging that occasionally also uses ChargePoint en route, that customer can manage those scenarios on a consolidated basis.

To give you some examples of the broad use case coverage our software facilitates, we support payment integration in a multitude of ways, energy management, charger deadlines scheduling, and many other features we continue to develop and improve for our fleet and site-host customers and ChargePoint drivers. We have additionally strengthened our broad software offering through two acquisitions last year.

We made a portfolio announcement last year as well, and we are in deployment now with customers and are ramping production throughout this year. And I'll remind you that our architecture is highly modularized, so configurations of the exact same hardware are leveraged across commercial fleet and residential verticals. The entire hardware portfolio has been designed in conjunction with our cloud-based charger control system, enabling ChargePoint to address a very broad set of customer requirements with the minimum number of platforms. And the large number of integrations we continue to make with the tech and automotive ecosystems are becoming increasingly important as charging moves into the mainstream.

Last year, we added to the list of in-vehicle and in-app integrations with partners Android Auto, Mercedes, Polestar, and Volvo. The investments we made long ago in establishing a strong distribution channel are paying dividends.

Now, some highlights from the quarter and the full year that indicate the scale we are delivering. Our Q4 revenue of $81 million marks a record quarter and above the high-end of the guidance range we provided on December 7. We finished the quarter with over 174,000 network ports under management, an increase of 64% year-over-year. Within that, the European port count was approximately 51,000, and the global DC fast-charge port count was approximately 11,500.

And we're also approaching 300,000 roaming ports accessible to drivers using their ChargePoint account. So if you combine that with 174,000 ports that are directly on our network, our drivers have access to almost 475,000 ports globally. The momentum in our commercial business, which includes everything from retail, parking, fueling

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022
and convenience, etcetera indicates that businesses of all types are preparing for the electric future. ChargePoint is proud to have over 50% of the Fortune 500 as its customers. And last year, we achieved over 89% year-on-year growth in our commercial business on a billings basis.

In 2021, ChargePoint continued to lead across Europe with strategic acquisitions, commercial partnerships, significant roaming progress and expanded talent base and industry recognition. We made meaningful advances in Europe and our market share accelerated with the successful acquisition of has-to-be.

It was also a banner year on the fleet front. Fleets are electrifying and turning to ChargePoint for charging solutions as evidenced by the year-on-year billings increase of 132%. In addition to introducing industry's most comprehensive global electric fleet charging portfolio, we rounded out the portfolio with the successful acquisition of ViriCiti, landed signature account wins in last mile delivery in transit, we expanded our partnership portfolio to include Element, [indiscernible] (00:08:49), LeasePlan USA, WEX and Wheels Donlen. These partnerships span fleet management, financial technology services and leasing providers and represent an opportunity to provide charging solutions for well over 15 million vehicles as they electrify.

Now turning to residential, billings were up 44% year-on-year. Years ago, we calculated that being in all verticals in charging would be a strategic advantage, and our strategy has long included [ph] enable (00:09:23) charging where people spend time. Our three verticals came together in residential in a significant way in 2021, having a residential solution that can be integrated with our commercial and fleet verticals continues to be an advantage and here are some examples.

First, businesses that operate take home fleets and companies who offer vehicles and fueling as an employee benefit are increasingly turning to ChargePoint to handle charging and the associated reimbursements. Second, as many continue to work from home, be that an apartment, condo, single-family home, etcetera, we saw corresponding demand from property owners and homeowners. Third, we continue to partner with a growing number of residential charging programs with utilities throughout North America as they seek expert help to plan for residential fueling demand today and for years to come. And we're also being recognized for our innovation with strong consumer ratings and continued recognition from leading publications. The scale of our network is generating positive environmental impacts with over 3.6 billion electric miles driven to-date. By our estimates, drivers have avoided over 145 million gallons of gasoline and over [ph] 608 (00:10:38) metric tons of greenhouse gas emissions.

Now, turning to fiscal 2023, we see a steeper revenue trajectory than previously forecast that we expect will continue for the foreseeable future. And I'll remind you that the transition from fossil fuels to electric drive will span multiple decades. At ChargePoint, we are forecasting a growth rate acceleration from 65% last year to 96% this year. As I've mentioned consistently, we continue to optimize for insurance of supply in this land-and-expand model that has recurring revenue attached to every hardware port sold. So, any resulting margin impact last year or this year is not indicative of the long-term margin profile of the company. We expect increasing operating leverage this year and in the future, and continue to expect that we will cross through cash flow breakeven even in – cash flow breakeven in calendar 2024.

I would like to thank our customers, partners, and employees for an exceptional year, and their commitment to electric mobility. Our mission requires world-class talent, and I'm pleased that ChargePoint continues to be a destination for top professionals. We doubled our talent pool in the year. We ended the quarter with over 650 employees dedicated to R&D and technology-related functions. Our board additions included Susan Heystee, former Verizon Telematics leader; and Elaine Chao, former Secretary of Transportation, and these adds further round out the board which includes leaders from technology, energy, auto, and the investment community.

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022

In the US, the Infrastructure Investment and Jobs Act represents a tremendous opportunity for up to $7.5 billion to accelerate the build out of charging along highways and in our communities. As we expected and have commented on previously, this new stimulus should substantively manifest in calendar year 2023 rolling for five years. In addition, there are other state and utility programs being formed and in place today, all of which indicate broad commitment to the electric future.

In closing, our ability to achieve 65% revenue growth in fiscal 2022 illustrates the power of our strategy, business model, and operating capability. And these capabilities give me tremendous confidence that we will continue to scale the business, with the EV market growth forecasted to continue for the decades to come. We are delivering on our plan exceeding revenue goals and executing across all our verticals in North America and Europe.

Now, I'll turn this over to our CFO, Rex Jackson, to discuss financials before we move to Q&A. Rex, over to you.

Rex S. Jackson Chief Financial Officer, ChargePoint Holdings, Inc.
Thanks, Pasquale, and good afternoon, everyone. First, my comments are non-GAAP, where we principally exclude stock-based compensation, amortization of intangible assets, non-recurring costs related to restructuring and acquisitions, and the effect of the valuation of our stock warrants. Please see our earnings release for a reconciliation of these non-GAAP results to GAAP.

Second, after covering our Q4 and full year results, I will guide on Q1 revenue; and for reasons I'll explain later, I'll guide on revenue, non-GAAP gross margin, and non-GAAP operating expenses for the full year.

Third, consistent with prior calls, we continue to report revenue along three lines; networked charging systems, subscriptions, and other. Networked charging systems represents our connected hardware. Subscriptions include our cloud services, connecting that hardware; our Assure warranties; our ChargePoint-as-a-Service offerings where we bundle our solutions into recurring subscriptions; and software revenue from our ViriCiti and has·to·be acquisitions. Other consists of energy credits, professional services, and certain non-material revenue items.

Moving to results. Q4 revenue was $81 million, up 90% year-on-year, above our previously announced guidance range of $73 million to $78 million, and up 24% sequentially. We're particularly pleased with this performance given continuing supply chain challenges. We've managed as well relative to our guidance commitments, but with demand significantly exceeding supply, our exiting Q4 backlog was significantly higher than any prior quarter in the company's history.

Networked charging systems at $59 million was 73% of Q4 revenue, consistent with Q3, and up 109% year-on-year and 25% sequentially. Subscription revenue at $17 million was 21% of total revenue, and up 57% year-on-year and 28% sequentially. The sequential increase in subscription revenues reflects software activations of recent hardware shift, as well as stronger take up rates in Assure, our warranty product, as well as contributions from our acquisitions. Our deferred revenue from subscriptions, representing future recurring revenue from existing customer commitments and payments, continues to grow nicely, finishing the quarter at $147 million, up from $121 million at the end of Q3. Other revenue at $4 million and 5% of total revenue increased 38% year-on-year and was flat sequentially.

Turning to verticals. As you know, we look at them from a billings perspective, which approximates the revenue split. Q4 billings percentages were commercial 74%, fleet 14%, residential 10%, and other 2%, reflecting strong

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022
performance across all verticals despite supply chain challenges. Total billings for the quarter were up 95% year-on-year and 20% sequentially.

From a geographic perspective, Q4 revenue from North America was 88% and Europe was 12%, representing a slight shift to Europe, driven by both organic growth and acquisition contributions. In the fourth quarter, Europe delivered $10 million in revenue, growing 184% year-on-year and 35% sequentially.

Turning to gross margin. Non-GAAP gross margin for Q4 was 24%. As Pasquale mentioned, we are focused on assurance to supply and land new customers and to expand with the existing ones. While this places pressure on our gross margin, we believe this is the right and necessary strategy. Once we land a customer, they tend to grow with us over time and also provide ongoing subscription revenue, so it's very important to keep our focus on delivering product and locking customers in. We estimate higher purchase price variances and logistics costs represented approximately 4 margin points, net of our efforts to pass through costs where we can through higher prices and logistics fees.

A key point to note, our prices are holding well, so the key margin challenges are supply chain and mix. Non-GAAP operating expenses for Q4 were $77 million, a year-on-year increase of 83%, and a sequential increase of 23%. Stock-based compensation in Q4 was $15 million.

Looking at cash, we finished the quarter with $316 million, down from $366 million at the end of Q3. We have approximately 335 million shares outstanding.

Turning to the year, annual revenue was $242 million or 65% year-on-year above our increased December guidance of $235 million to $240 million. Networked charging systems at $174 million or 72% of total revenue for the year and an increase of 90% year-on-year. Subscription revenue was $54 million, was 22% of total revenue and up 32% year-on-year. As we've mentioned previously, subscription revenue was delayed a quarter or more due to activations and heavily influenced by mix. This year, mix trended materially towards residential and best charged solutions, which on a percentage basis had lower software content.

Quickly covering verticals for the year, billings by vertical; commercial 73%, fleet 14%; residential 11% and other 2%. As Pat mentioned, fleet billings increased 132% year-on-year as that market continues to accelerate and we display leadership. Total billings are up 81% year-on-year. From a geographic perspective, full year revenue from North America was 90% and Europe was 10%. In fiscal 2022, our European business delivered $25 million revenue, up 131% year-on-year. As we've said before, Europe is a key growth driver for us, and we are investing accordingly.

Turning to gross margin. Non-GAAP gross margin for the year was 24% for the reasons I mentioned earlier, and up a point from the prior year. Total supply chain and logistics impacts of the year was approximately 3 points. Non-GAAP operating expenses for the year were $240 million, a year-on-year increase of 62%. As you heard in Pasquale's remarks [indiscernible] (00:19:43) in our guidance, we believe continued heavy investments is the right answer to pursue our product and sales goals.

Turning to guidance. As many of you know, now that we're through our first year as a public company, I plan to move to only quarterly revenue guidance. However, given the strength in demand, movements and mix, continuing the supply chain challenges, and our conviction around OpEx investments, we think it is better to re-center everyone and what we see this year by giving annual guidance on multiple measures.

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022
Starting with the first quarter of fiscal 2023, we expect revenue to be $72 million to $77 million, an increase year-on-year of 84% as a midpoint and seasonally slightly down after a strong fourth quarter. For the full year 2023, fiscal 2023, we expect revenue to be $450 million to $500 million, an increase year-over-year of 96% at the midpoint. This guidance reflects a number of factors benefiting ChargePoint, including, first, new customer yields from significant investments in our sales and marketing capacity in North America and Europe in calendar 2021 and going forward this year, and a healthy customer rebuy rate, which has continued to 60% or better of our business.

Second, significant product releases this year as our investments in R&D, products and operations continue to move our industry-leading portfolio forward. Third, more OEM-mandated investment in charging infrastructure at auto dealerships, an area where our broad, connected and flexible solutions portfolio has served us well.

Fourth in fleet, we've seen triple the pipeline growth in medium and heavy trucks year-on-year, and our [indiscernible] (00:21:21) activity continues to be robust. Fifth, in residential, we expect more than 100% category growth, with increasing sales to new drivers with new utility, auto and take-home fleet programs and as we expand in multi-family applications. And finally, continued growth in Europe in a full year of contributions from our recent acquisitions.

Looking at gross margin for the year, the planning for the challenges associated with mix, which is weighted towards lower margin products last year and supply chain to continue flowing margin expansion. With those assumptions, we expect non-GAAP gross margin to be 22% to 26% for the full year. Keep in mind, this expectation reflects roughly 6 points of expected supply chain impact. During the OpEx, as Pat and I have said, we are investing heavily across all functions to drive our market position and to take advantage of the enormous opportunities ahead. We expect non-GAAP OpEx to be between $350 million and $370 million for the year, and to show leverage on a percentage of revenue basis. And lastly, we remain committed to being cash flow positives in calendar 2024.

With that, I'll turn the call back to the operator [indiscernible] (00:22:30) take questions. Thank you.

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And we will take our first question from Shreyas Patil with Wolfe Research.

Shreyas Patil Analyst, Wolfe Research LLC	Q
Hey. This is – hey, thanks a lot for taking my question. Yeah. So, maybe just picking up on the last point about thinking – as we think about the improvement in gross margin or as we think about the gross margin guide from fiscal 2022 to 2023. You mentioned you are baking in about 6 points of supply chain headwinds. Number one, is that sort of based on what you're seeing right now? Are you seeing a tighter supply chain at the moment or is that something that you're sort of – you just want to put in some cushion on?

And then number two, you mentioned unfavorable mix. So, maybe if you could just speak a little bit more to that and how that's maybe having an impact.

Rex S. Jackson Chief Financial Officer, ChargePoint Holdings, Inc.	A
Happy to. And by the way, hi, Shreyas. So, in answer to the first part of your question, if you look at our gross margin assumptions, you're right, yes there's a 6 point headwind that we're flagging, that's a function of, one, what we're seeing today; two, the fact that you heard the revenue guide, right? So, it's one thing to meet your numbers, it's another thing to go to your suppliers and go, I appreciate you're struggling to get this to me, but now I need twice as much. So, it's very clear to us that it's going to be tough to get supply, and we're making that as the primary goal of the company to obviously land and expand the customers. So, [ph] we will run that hard (00:24:22). So, I think that is the main determinant.

Then your second question was around mix, and I think we've been consistent in several calls now. If you look at our gross margins across verticals and solutions, they tend to be highest in the commercial area followed by home and then followed by DC fast. And then when those things are bundled into fleet applications [indiscernible] (00:24:52) software, the whole game changes, and that's coming up as a very strong part of the business, so that's a little hard to predict.

The basic mix shift is you go away from commercial and towards residential and [indiscernible] (00:25:04) urban fast charge applications, it's going to keep the margin down a little bit.

Operator: And we will take our next question from Colin Rusch with Oppenheimer.

Colin Rusch Analyst, Oppenheimer & Co., Inc.	Q
Thanks so much, guys. Could you talk about where the incremental OpEx investments are going and what do you think the cycle really is on return on those things? Is a lot of that incremental investment for R&D or is it more on the sales side?

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022

Rex S. Jackson Chief Financial Officer, ChargePoint Holdings, Inc.	A
Yes. Colin, it's – so we exit the year at a pretty nice clip, but I think we've been very, very consistent. If you look at sales and marketing, we are increasing our sales and marketing spend algorithmically from a capacity planning standpoint, and also there's a big push this year in particular to get broader coverage on the ground both here and in Europe. So, we've got pretty good coverage in Europe and we're adding countries and then pretty good coverage here. But as the vehicles fill in in the United States, you're going to want to be everywhere, as a lot of people are going, hey, I need to get on the bandwagon and start making these investments. So, meaningful investments in sales and marketing consistent with the growth in the business with some leverage being shown.

R&Ds, as we said, moving up. I do think on a percentage of revenue perspective, it's going to significantly taper off. But again, this is a big year for new product introductions, as Pat alluded to. So, we need to get that out and then G&A grows at a much, much lower rate because we've sort of taken the bullet when it comes to being a public company. So, you shouldn't see a lot of expansion there.

Also, one of the things that's in there, Colin, that most people wouldn't think of because, I'd be honest with you, I don't think of it every day, but it's really in there. There's a lot in R&D [indiscernible] (00:26:52) products. There's a lot of spend in terms of the product introduction, testing – [indiscernible] (00:27:00) testing, et cetera. So, we're burning through some product now to get to get these big releases done this year, but you would expect that to taper off next year.

Operator: And we will take our next question from James West with Evercore ISI.

James West Analyst, Evercore ISI	Q
Hey. Good afternoon, guys. And well done.

Rex S. Jackson Chief Financial Officer, ChargePoint Holdings, Inc.	A
Thank you.

Pasquale Romano President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.	A
Thanks, James.

James West Analyst, Evercore ISI	Q
Yeah. Thanks. First question from me. [indiscernible] (00:27:24) philosophical, somewhat, Pat. But your business, I mean, the acceleration here is pretty impressive. But it's also you're accelerating at scale too, which comes with different challenges. And so, how are you thinking about the operation? And then Rex has mentioned some of the moves on the products and sales and marketing, things like that. But how are you thinking about the operationally how the business needs to be run now that you're achieving the scale and achieving this massive acceleration in revenue at the same time?

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022

Rex S. Jackson Chief Financial Officer, ChargePoint Holdings, Inc.	A
So, James, there's – it's almost a follow-on answer to the question that was just answered, in that if you look at where we're deploying some of the OpEx increase, a big chunk of it is going to improving our internal business systems. We're relooking at our customer onboarding, methodology, our station activation methodology. You're looking at a port activation rate in the ground, a channel support rate for our sales channel. I'll maintain that if you look at the numbers, still a very large percentage of our business goes through channel as designed because we feel that that's a big component of getting the coverage we needed to scale market. You see very high transaction rate.

So, the very long answer to your question is we're investing everywhere operationally we need to be invested. I'll also point out that from a manufacturing operations perspective, we have a deep bench here. We're continuing to invest in that supply chain situations, keep us on our toes. So, we're applying the appropriate resource level there. And as you've seen, we've been able to – last year's growth relative to previous year was not insignificant, right? So, even though this year's growth is nearly a double, last year's growth was at 65%. So, you're still looking at a good execution rate against a lot of headwinds, and that was the result of a massive investment in our operations team.

Behind that operations team are multiple major contract manufacturers. So, part of the scale that's been built into the strategy is to work deeply with our contract manufacturers, our supply chain partners, et cetera, to make sure that we've got appropriate infrastructure in place to deal with the scale. So, it's just – we're investing across the board, and it shows up in the OpEx [indiscernible] (00:30:09).

Operator: And we will take our next question from Bill Peterson with JPMorgan.

William R. Peterson Analyst, JPMorgan Securities LLC	Q
Yeah. Thanks for taking the question. Nice job on the quarterly execution. I wanted to talk about the fleet business and how the opportunities look for the year. I guess, as you look at your offerings [indiscernible] (00:30:30) your key differentiators, whether it be in software or your ability to provide better cost of ownership? And I guess, how should we think about the business opportunities and the growth outlook? I guess [indiscernible] (00:30:42) the way and how should we think about that opportunity for this year [indiscernible] (00:30:48) next year?

Pasquale Romano President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.	A
I just want to make sure I heard the question correctly. There was a little bit of background noise. You were referring to just the value prop around fleet, is the first part of your question?

William R. Peterson Analyst, JPMorgan Securities LLC	Q
Yes. Really, really...

Pasquale Romano President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.	A
Okay.

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022

William R. Peterson Analyst, JPMorgan Securities LLC	Q
...focused on fleet and the value prop on fleet. Pardon for the background noise.

Pasquale Romano President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.	A
No. That's fine. So, the easiest way to think about it is customers in general, especially fleet customers, don't want to be the integrator. They want their suppliers to be the integrator. And I think one of the many reasons we're doing exceedingly well in that vertical is that we can help them design and layout their depot. We can provide a very broad set of software functionality that they can integrate with their business systems seamlessly. And then we have a hardware portfolio that you saw us announce last year that is rolling out now to customers, and we'll be ramping that throughout the year. It really has been designed in conjunction with that software to work seamlessly.

And the entire, as you – I think part of your question was on the TCO side. If you look at what we're providing in support services, the modularity that lends itself towards very easy spares, maintenance on site per fleet, et cetera, it's just really the whole package, and we just take care of it all for our fleet customers. So, I'll stop there but – because there's a lot more we could say, but I think you get the picture.

If you could remind me of the second part of your question, I could do that.

William R. Peterson Analyst, JPMorgan Securities LLC	Q
Yeah. Growth [indiscernible] (00:32:30) about growth between Europe, is it can be led by Europe or led by US or fairly even, how to think about the growth opportunity relative to your quarter guidance.

Pasquale Romano President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.	A
I think, we're – as Rex mentioned in his remarks and I mentioned in mine, Europe is a big part of our future. And we believe that the first company to be able to achieve major market share in both North America and Europe will have a significant scale advantage. And if you think about many, many customers, especially on the fleet side, but even on the commercial side, they're multinational. And when they integrate with their business systems, they want one partner for that. So, it's not only existential from, I think, being able to drive a cost structure that's competitive; in fact, better than competitive, we'll be best-in-class long term if we can get to – be a scale leader in both North America and the US and Europe. And then also, again, make sure that we can just cover our customer wherever they go. And also if you just remember from my remarks, the bleed-over from the other segments is significant. So, fleet reinforces residential, residential reinforces fleet, commercial gets reinforced by both and vice-versa. It really is working. This being in all the verticals really, really does provide us a big competitive differentiation. So, again, on the growth side, we see it coming from everywhere.

Operator: And we will take our next question from Mark Delaney with Goldman Sachs.

Mark Delaney Analyst, Goldman Sachs & Co. LLC	Q
Yes. Good afternoon. Thank you very much for taking the question. I was just hoping to speak more on the subscription line even though the press release talks about that segment growing more slowly last year overall,

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022
but the sequential pickup there was very good and the sequential growth rate was higher than, I think, total revenue overall. So, maybe, first, if you could comment on what led to that increase. I think you alluded to activation timing. So, was that the driver of the pickup in subscription, and then as you're thinking about the guidance for this year, how should we think about subscription and is going to see any timing issues or should we expect to have a stronger growth there this year? Thanks.

Rex S. Jackson Chief Financial Officer, ChargePoint Holdings, Inc.	A
Yeah. So, the baseline observations that we've given before in terms of timing because obviously software only gets turned on when the station gets turned on in essence, and we have a time lag on that. So, it's usually a quarter-plus, and so I alluded to that on several occasions. And so that's a factor in terms of lag. The pickup that you saw recently, certainly our acquisitions didn't hurt substantially [indiscernible] (00:35:28) substantially all of the revenue [indiscernible] (00:35:30) acquisitions flow into that line. And as you may recall, we closed one acquisition in, let's see, Q2 I think it was, and then the other one late in Q3. So, Q4 is the first quarter where we had both of them contributing full volume, so that's a big help as well. We also had a big push recently in terms of expanding our Assure warranty program to more and more customers because it's important for everything to be up and running all the time and look great, which is part of our value proposition. So, we've been pushing that pretty hard. So, I think that those are the main contributors to how that line moves around.

Operator: We will take our next question from Matt Summerville with D.A. Davidson.

Matt J. Summerville Analyst, D.A. Davidson & Co.	Q
Sorry. So, couple things first. I want to think back to the time you issued your sort of SPAC projections. And I think for fiscal 2023, you were talking about the number, [ph] sub-$350 million (00:36:28) in revenue. So, here today, talking about $450 million to $500 million, I mean, wow, that's a pretty big step function improvement. And I guess I just want to put a finer point on what is really driving that upside versus the view you would have been expressing not all that long ago really when you think about it. And I imagine there's a component of new customer funnel, rebuy rates, the ramp in subscriptions, all those good new products, all those things. But maybe just rank order of magnitude, what's driving that?

And then, Rex, if you wouldn't mind, what was the acquisition contribution to revenue in the quarter? Thank you, guys.

Pasquale Romano President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.	A
So, I'll start. First of all, in no particular order, rebuy rates, they are about the same, virtually identical. That moves around a little bit, but it's always north of about 60%, somewhere between 60% and 70% depending on the quarter. And that's just timing. So, we're seeing strength from existing customers because it is an expand model with cars. But the overarching answer to your question is vehicles. The more vehicles that are available to consumers, and you've seen in my remarks, Bloomberg New Energy Finance has increased their prognosis for auto sales in both North America and Europe. As those things flow in at higher rates, we naturally see higher revenue as a result. So, the comment that I make consistently is we're broadly exposed to the EV industry, so we're sort of an index in that respect in that as more and more vehicles come into the commercial space, it drives our commercial customers to purchase more, it drives new commercial customers.

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022
You saw my stat on the Fortune 500 and our deep penetration into the Fortune 500 in North America. It works the same way in fleet. And frankly, fleet is just getting started, it's just getting out of the gate. The vehicle demands are certainly there. The vehicle OEMs are just starting to roll vehicles, and you don't have a full complement of vehicles there to cover everything. So, watch that one over time, because that's going to be a very exciting space for ChargePoint. And then residentially, people just need access to charging where they live. And so we're – you're seeing very strong demand there, as evidenced by all the numbers that Rex laid out for you.

Rex, I think there was a...

[indiscernible] (00:39:21)

Rex S. Jackson Chief Financial Officer, ChargePoint Holdings, Inc.	A
...the follow-on question was what was contribution from the European acquisitions. As we had forecasted, it's approximately $4 million in revenue and then separately from an OpEx perspective, it's about $5 million, but we won't be breaking those out going forward, but I think that gives you a sense of scale.

I do want to point out one thing on that. Those are software acquisitions, so that revenue is flowing into the software subscription line. And as we've said many times, the growth rate which is so fantastically high in [ph] new port adds (00:40:00), that hardware revenue associated with that is recognized in the period. So, there's a difference in [indiscernible] (00:40:11) so that drives the disparity there and in the kind of cursory apparent contribution to revenue between the subscription line and the hardware line. But they're inextricably linked.

Operator: And we will take our next question from Ryan Greenwald with Bank of America.

Ryan Greenwald Analyst, BofA Securities, Inc.	Q
Hey, good afternoon, guys.

Pasquale Romano President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.	A
Good afternoon.

Ryan Greenwald Analyst, BofA Securities, Inc.	Q
Maybe just going back to the margins and operating expenses. Appreciate the additional color and how you're thinking about fiscal 2023 here. Could you just talk a bit about how you're thinking about the operating leverage into the outer years as you think about cash flow breakeven in calendar 2024?

Pasquale Romano President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.	A
Yeah. So, I think, Ryan, what you have to do is the first calculation is what's the OpEx as a percent of revenue for this year versus last. So, last year, it was pretty much 100%. We're going to get 20-some points of benefit. I think it's to 76%, if I'm not mistaken. So, go from 99% to 76%, that's a big move in one year. And as I mentioned earlier, I think the R&D should taper off at a little bit faster rate than – and then sales and marketing, for example, then G&A should be fairly stable. So, if you think about our growth rate next year, and obviously I'm not going to guide

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022
to outyears, but we're on the front end of this thing, one would think we're going to have a meaningful growth rate in the ensuing years as well. But there's no way that OpEx is going to keep pace [indiscernible] (00:41:38). That's where all the leverage kicks in. So, we've picked up 23 points this time. I'd like to do that two or three months. I could do better than that next year and better than that the year after, and continue to drive that down and cross over in 24 months, which is what we'd suggest.

Operator: And we will take our next question from Craig Irwin with ROTH Capital Partners.

Craig Irwin Analyst, ROTH Capital Partners LLC	Q
Thanks for taking my questions. I should, too, add my congratulations to your execution and how you've set up the company for some impressive growth this year. So...

Pasquale Romano President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.	A
Thank you.

Craig Irwin Analyst, ROTH Capital Partners LLC	Q
...the first question I wanted to ask is really – it's a simple one, right, product portfolio. You guys have invested a lot of money, a lot of effort in being ready for some of these different opportunities. I guess the top of mind is maybe fleet. But there is still quite a lot of innovation going on in the EV charging market. There's sort of micro DC chargers. There's sort of the battery in a box. There's a few different permutations that seem to be getting good interest out there from potential customers. We've yet to see if these are going to sell in significant volumes. But can you tell us sort of what you see as top priorities for ChargePoint as far as product portfolio over the next year? Should we expect a similar tempo of introductions or is that tempo even likely to increase from here?

Pasquale Romano President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.	A
We're constantly rolling product especially on the software side and we usually don't formally announce that unless it's through partnerships. So on the software side, you're seeing just a tremendous amount of continuous evolution there. Your question centered more around the hardware side, so I'll flip to that. With respect to the fleet announcement that you saw last year, every bit of that product line applies as much to consumer passenger car charging in the wild as it does fleet. We build all our technology so the platforms are applicable to a broad set of verticals as possible.

So with respect to different speeds and feeds of DC chargers, evolution of the architecture, et cetera, yes, it's either part of stuff that we've already announced or we have a deep pipeline behind that. And because we haven't announced I would say I can't talk in more detail about that. Same on the AC charging side. So, our coverage is really broad. With your specific question around battery, our belief is that battery at the site makes sense, and we tend to focus on site level energy storage when it makes sense to augment a site. We do not integrate battery directly into our chargers. It's easy to accomplish the same fundamental application benefit when that's applicable, and only in those scenarios by using it at the site level and also makes it much easier to expand at the site level so we don't integrate battery into our chargers.

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022

Craig Irwin Analyst, ROTH Capital Partners LLC	Q
[audio gap] (00:45:09-00:45:24) thing that we're all looking at in the space. Hopefully, we have improved visibility on how and when exactly this is going to flow. But there's some optimism that some of the money starts flowing later on this calendar year, which would lean almost certainly in your fiscal year. How much of the strong guidance situation today would you say is related to this anticipated funding flow or is that potentially incremental support for what we see as a very strong market?

Pasquale Romano President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.	A
So we have a deep policy team that's done tremendous work over the nearly 15-year history of the company. So we're very close to this. And I'll remind you of comments that we've made consistently over the last year. We said programs which are very ambitious like the Infrastructure Bill, monies that are dedicated to our space, those ambitious programs take a while in our experience to operationalize. We have a pretty good feel for how long that takes. And so our expectation is very conservative. We don't really have an expectation of that hitting in our number this year. We do – we would expect it to hit in subsequent years. You know, we need to see how the state programs. The majority of that money is going to flow through the states and then states have to construct their programs. And we have to see how they're constructed to be able to really, really evaluate how it's going to impact us on a go-forward basis.

But we've had very, very, very good track record as a company historically on large participation rates in programs like that. And we would expect that if things are constructed as things have been in the past that we would be able to participate in them significantly. So again, nothing built into this year. To remind you, the money, as it's currently been discussed by the administration, rolls over five years. The first year, it's a slightly smaller amount but then it's roughly $1 billion a year over that five-year period. It's a little smaller in the first year.

Operator: And we'll take our next question from Stephen Gengaro with Stifel.

Stephen Gengaro Analyst, Stifel, Nicolaus & Co., Inc.	Q
Thanks. Good afternoon, everybody. Just curious and I'm sort of trying to tie this a little bit into the gross margin trajectory you need to get to that 2024 cash flow breakeven number or cash flow positive. When you talked about the mix, Rex, you've talked about this before sort of the mix between commercial home and DC fast and the impact that has on margins, has there been anything in the macro as far as sort of the EV adoption rates of how that kind of affects where people charge? I'm just sort of thinking about this from standpoint of as the EV adoption cycle accelerates, there's probably more people who can't charge at home, so I'm just sort of thinking about how that folds into your mix of margin assumptions.

Rex S. Jackson Chief Financial Officer, ChargePoint Holdings, Inc.	A
That's a great question. And we've been committed from the beginning as a company to make sure that we have solutions so drivers can charge wherever they need to charge. And one of the most important aspects to recognize with EV charging is you don't have to go somewhere to go somewhere. And that's a very interesting value proposition if you're a consumer. It's an enhancement to your life. So from our perspective, there may be some folks that purchase an EV. They don't directly initially have available charging infrastructure where they live, but we're seeing very strong growth in our residential business. We're seeing that broad base. We're seeing in

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022
both single family residents. We're seeing it multifamily. If you look at our lease co-partnerships in Europe that include a home reimbursement for fuel included with your car, that's part of your compensation package.

We're seeing tremendous growth there. In fact, we're making huge investments software-wise with our partners in Europe in that vertical anticipating strong growth to continue there. So while some people may not have access at home, frankly, I think that will not be the dominant characteristic. I think most will at scale have some level of access whether it be street side, multifamily or single-family residence.

Operator: And we will take our next question from Steven Fox with Fox Advisors.

Steven Fox Founder & Chief Executive Officer, Fox Advisors LLC	Q
Thanks. Excuse me. Good afternoon. I was wondering if you could just double click a little bit more on the comment about the pipeline for fleet tripling as part of the sales targets for this year? I was just curious how much of that is customer expansion versus changes in buying plans or site plans that you're seeing like kind of expanded size of charging infrastructure by certain fleets to support different areas? How would you sort of describe why that pipeline is going up so much? Thank you.

Rex S. Jackson Chief Financial Officer, ChargePoint Holdings, Inc.	A
Yeah. Happy to. So the main driver is as Pat said earlier, people are starting to see vehicles coming, so passenger vehicles are on the way and then there [indiscernible] (00:51:21) yesterday was talking about getting delivery of a substantial number of electric delivery vans, so you go, okay so the vehicles are hitting the street, what it really is, is people believing that this transition is coming. The vehicles will come and they're getting ready for it because it's 100% economic, total cost of ownership gain when it comes to a fleet operator because they – it's a business, right, it's not a personal preference, emotional kind of thing.

So our RFP volume which we've talked about in several calls is enormous. It's just – it's extremely vibrant and robust area for us. Our win rates are strong. And as Pat said earlier, there's a combination of everything you can imagine some people say, well I want to buy software over here and hardware over there and this hardware over there and this service over there and they're willing to integrate themselves. I think that's unfortunate thing to do that because it's too hard to do. But then there are a lot of people are figuring out what if I had a single-point solution and integrator like a ChargePoint, that'd be the way to go.

So I just think people are buying into exactly what Pat said which is I don't want to be the integrator. I believe that the total cost of ownership here is going to really drive my business. Let's go and there are enough vehicles starting to hit the roads on that side, pickup trucks all the way up to the 18 wheelers aren't here yet but off the stack, people know they've got to get ready. So I think this is – that part of the business is – that part of the customer base has woken up.

Operator: And we will take our next question from David Kelley with Jefferies.

David L. Kelley Analyst, Jefferies LLC	Q
Hey. Good afternoon, guys. The auto dealer investment and charging infrastructure that's being mandated, can you talk a bit more about that opportunity, the mix of chargers that you expect to see there.

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022

Pasquale Romano President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.	A
Sure. That's a sub-vertical that we've been in for a lot of years. And so we know it quite well. Dealerships as a more and more of their inventory converts to electric, they have the normal care and feeding for their pre-delivery inspection and maintenance groups in the back of house, so to speak, or they deploy a variety of charging infrastructure, different speeds and feeds to suit the particular scenario. They typically will have some form of charger and a service bay. It will tend to be either an AC charger or potentially a low-end DC charger. In the Service Bay, you'll see the PDI facilities typically have a fast charger because the pre-delivery inspection doesn't take very long, so you'll see a medium capacity fast charger typically in those.

And then out front, you'll see a combination of AC chargers and DC chargers. We see both for mostly for customer parking but occasionally for overflow at a dealership. And so the way we look at the segment is it's going to populate relatively quickly over the next – this year and the next several years. They have to get ready to get the – to be able to handle the inventory. So we expect it to be a robust segment for us and eventually it saturates, I think that's frankly years away right now. There's a lot of infrastructure to change over.

Operator: And we will take our next question from Vikram Bagri with Needham & Company.

Vikram Bagri Analyst, Needham & Co. LLC	Q
Good afternoon, everyone. Most of my questions have been answered. I had sort of a housekeeping question. When I look at the port activations in fourth quarter, it seems like most of the growth came from Europe. One, can you talk about what kind of growth you're seeing? Which sub-segment the growth coming from your strategy for 2023, if you plan to enter new regions and markets within Europe and outside? And two, was there anything unusual why the port activation growth in the US was not as strong outside of Europe was not that strong? Thank you.

Pasquale Romano President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.	A
Yeah. So a couple of things sort of keep one huge thing in mind which is in our port count, we don't have residential at all. So we have a very robust residential business that we that we're proud of, but we don't count those in the activator port count space. The main reason why you would think is why you say it's moved a little more slowly is the mix shift in our business over the past three to four quarters has been a little less commercial workplace, retail hospitality on the AC side, a little bit more on the DC side which is a variety of applications. And a DC port, is 10x plus the costs of an AC port. So obviously, that's great revenue perspective. But from a port count perspective, it's a slower growth thing. And then keep in mind that activated ports, it's ports under management. So as we add ports in Europe, for example, we just did that by virtue of an acquisition. Through an acquisition, there are ports we add that are not ones necessarily that we've sold because we will sell software, that hardware, but not hardware without software. So there's – so that can skew things a little bit towards Europe.

And then the question, of course, is activation, right? So we may have a bang-up quarter which we just did, shipping a lot of product. But if you – like most people have a purely backend-loaded quarter, because we do – things accelerate [indiscernible] (00:57:25) three months of a given quarter, most of what we ship in the Q4 doesn't get turned on that quarter because it's got to get there. They got to put in the ground, they get to turn it on, they got to get a reactivation process, activate software, everything else. So that's why you'll see a one quarter delay on a big chunk of what we sell versus what we activate.

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022

Operator: And we will take our next question from Kashy Harrison with Piper Sandler.

Kashy Harrison Analyst, Piper Sandler & Co.	Q
Good evening, all. Thanks for taking the question. Congrats on the revenue and OpEx leverage and guidance.

Pasquale Romano President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.	A
Thank you.

Kashy Harrison Analyst, Piper Sandler & Co.	Q
So I would like to dig into gross margins for a second if that's okay. You indicated that margins are – gross margins are taking a little bit of a hit entering calendar 2022 just given the acceleration in growth, land-and-expand strategy and securing supply. Presumably, your growth rate is going to be quite prolific entering calendar 2023 just given what's implied in the second half of your guidance here. And so I was wondering if maybe you could walk us through some initiatives you're taking to drive gross margin expansion as you think about calendar 2023, 2024? And then in addition, if you could just maybe share some color on how to think about subscription gross margins, how to think about that moving forward? Thank you.

Pasquale Romano President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.	A
Yeah. So I think I think the question is, what are the things that could go well as we look out to the 2023 and 2024 from a gross margin perspective? I'd start off by saying that we've had three or four quarters of some of the hardest work I've seen anybody do ever. And how we managed to eke out even [indiscernible] (00:59:10) for last year to me is quite remarkable. But again, we've been struggling with mix and then assurance of supply, the face of the very, very high growth rate is really, really hard. And then it's also really hard when you're introducing new products, which we're definitely doing this year and going to see [indiscernible] (00:59:28) I not only need to know you can supply this, but I don't need very much of them in week one and more week two and more in week three and you start ramping up yet another product that starts off not at scale. That's a headwind, there's very much a headwind.

Having said that, as the supply chain things ease, I do think there's a whole documented internal set of cost reductions by products that we will roll through as quickly as I can once we get past the assurance of supply issue. I think we've got some favorable things happening in the subscription line from a acquisition perspective, from a growth in our core business perspective. And then there's a lot of things we're doing from a cost perspective there because, as you know or as I hope you know, our support organization lives in that line.

So there's a lot of leverage and automation and other improvements. I think [indiscernible] (01:00:30) there. One other thing, we used to have a very, very healthy gross margin in our other line because there were some components there that were heavily dependent on overall utilization. So when people start driving to work, that too – that takes a bit of a [indiscernible] (01:00:47). So we do get back to work in the near term and that part of the P&L turns back on as well. I think you'll see a good performance there. And then honestly, if the weather clears and we can get that six points I referenced in my script back, life is good. So it's – but keep in mind what I hope I implied, if not said literally in the call, we have assumed in our planning that anything materially changes from a

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ChargePoint Holdings, Inc. (CHPT) Q4 2022 Earnings Call	Corrected Transcript 02-Mar-2022
go back to work COVID et cetera standpoint, we've looked at the world as we know it today. And like we don't know when that switches, but we're going to – we're not going to pick a date and set up our forecasts and our P&L based on a date. So improvement in the external environment can only help us.

Operator: And ladies and gentlemen, that concludes our question-and-answer session. I will now turn the call back to Pasquale for closing remarks.

Pasquale Romano President, Chief Executive Officer & Director, ChargePoint Holdings, Inc.
Well, just we'll wrap up this call, which is pretty much on our anniversary as a public company by thanking you all for just did a tremendous amount of great earnings call questions over the last year. We're really happy where we are and the progress that we've made. It's been quite exhilarating here as a company. I want to thank all the ChargePointers out there. I know many of them are listening. It's been a great journey for everyone on our first year as a public company again. And on a go-forward basis, exciting times to come. You're really seeing us at the beginning of a very, very, very long multi-decade growth cycle. I can't emphasize that enough. This is not normal circumstances for most markets. Most markets don't have a growth curve nearly as steep, nor do they have a period of growth that lasts as many years as this one will likely have and more.

As I tell folks here all the time, we're plus or minus at 1% penetration, depending on whether you're talking about North America or Europe into the fleet of vehicles out there, less so for fleets, for consumer passenger cars plus or minus 1% or so. So a company like this can turn in these results at that level for how early we are in penetration. We have enormous – absolutely enormous expectations for what this looks like in just a very few years. So thank you very much and we will – we'll see you next time.

Operator: Ladies and gentlemen, this concludes today's conference call. We thank you for your participation. You may now disconnect. Goodbye.

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